     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 11, 1996
                                                    REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            ------------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                                IMMUNOGEN, INC.
             (Exact name of registrant as specified in its charter)

                   MASSACHUSETTS                                       04-2726691
          (State or other jurisdiction of                           (I.R.S. Employer
          incorporation or organization)                           Identification No.)

       148 SIDNEY STREET, CAMBRIDGE, MASSACHUSETTS 02139 (617) 661-9312 (Address, including zip code, and telephone, including area code of registrant's principal executive offices)
                            ------------------------
                                 MITCHEL SAYARE
                             CHAIRMAN OF THE BOARD
                                IMMUNOGEN, INC.
                               148 Sidney Street
                              Cambridge, MA 02139
                                 (617) 661-9312
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                          JONATHAN L. KRAVETZ, ESQUIRE
              MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
                              One Financial Center
                                Boston, MA 02111
                                 (617) 542-6000
                            ------------------------
     Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE
=========================================================================================================
          TITLE OF EACH                             PROPOSED MAXIMUM  PROPOSED MAXIMUM      AMOUNT OF
       CLASS OF SECURITIES          AMOUNT TO BE     OFFERING PRICE       AGGREGATE       REGISTRATION
         TO BE REGISTERED            REGISTERED        PER UNIT(1)    OFFERING PRICE(1)        FEE
- ---------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share...........................     3,900,000         $ 2.625         $10,237,500        $3,530.17
=========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the last sale price of the Common Stock as reported on the Nasdaq Stock Market on March 27, 1996.

                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS

                                IMMUNOGEN, INC.
                        3,900,000 SHARES OF COMMON STOCK
                         (PAR VALUE OF $.01 PER SHARE)

     The 3,900,000 shares of Common Stock of ImmunoGen, Inc., a Massachusetts corporation ("ImmunoGen" or the "Company"), offered hereby are being sold by the selling stockholders identified herein and their pledgees, donees, transferees or other successors in interest (the "Selling Stockholders"). Such offers and sales may be made on one or more exchanges, in the over-the-counter market, or otherwise, at prices and on terms then prevailing, or at prices related to the then-current market price, or in negotiated transactions, or by underwriters pursuant to underwriting agreements in customary form, or in a combination of any such methods of sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"). The Selling Stockholders are identified and certain information with respect to them is provided under the caption "Selling Stockholders" herein, to which reference is made. The expenses of the registration of the securities offered hereby, including fees of counsel for the Company, will be paid by the Company. The following expenses will be borne by the Selling Stockholders: underwriting discounts and selling commissions, if any, and the fees of legal counsel, if any, for the Selling Stockholders in excess of an aggregate of $10,000 which the Company has agreed to pay in connection with the private placement of securities convertible into the shares offered hereby and the registration of the shares offered herein. The filing by the Company of this Prospectus in accordance with the requirements of Form S-3 is not an admission that any person whose shares are included herein is an "affiliate" of the Company.

     The Selling Stockholders have advised the Company that they have not engaged any person as an underwriter or selling agent for any of such shares, but they may in the future elect to do so, and they will be responsible for paying such a person or persons customary compensation for so acting. The Selling Stockholders and any broker executing sell orders on behalf of any Selling Stockholders may be deemed to be "underwriters" within the meaning of the 1933 Act, in which event commissions received by any such broker may be deemed to be underwriting commissions under the 1933 Act. The Company will not receive any of the proceeds from the sale of the securities offered hereby. The Common Stock is listed on the Nasdaq Stock Market ("Nasdaq") under the symbol IMGN. On April 9, 1996, the closing sale price of the Common Stock, as reported by Nasdaq, was $2.56 per share.

                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                           ------------------------

     No person is authorized in connection with any offering made hereby to give any information or to make any representations other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.
                            ------------------------

           THE DATE OF THIS PROSPECTUS IS                     , 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission" ). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this Prospectus.

     The Company has filed with the Commission in Washington, D.C. a registration statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the 1933 Act with respect to the securities offered or to be offered hereby. This Prospectus does not contain all of the information included in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference, excluding exhibits. Requests should be made to ImmunoGen, Inc., 148 Sidney Street, Cambridge, MA 02139, telephone (617) 661-9312 and directed to the attention of the Chief Financial Officer.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Risk Factors..........................................................................    4
The Company...........................................................................    8
Selling Stockholders..................................................................    9
Plan of Distribution..................................................................   10
Legality of Common Stock..............................................................   10
Experts...............................................................................   10
Incorporation of Certain Information by Reference.....................................   10

                                  RISK FACTORS

     An investment in the shares being offered by this Prospectus involves a high degree of risk. The following factors, in addition to those discussed elsewhere in the Prospectus or incorporated herein by reference, should be carefully considered in evaluating the Company and its business prospects before purchasing shares offered by this Prospectus. This Prospectus contains and incorporates by reference forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 (the "Form 10-K") and the Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995 and December 31, 1995, and under "Business" in the Form 10-K, incorporated in this Prospectus by reference. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the risk factors below. Actual results could differ materially from those projected in the forward looking statements.

     Early Stage of Initial Product Development. The Company has not begun to market or generate revenues from the sale of products. The Company's products will require significant additional development, laboratory and clinical testing and investment prior to commercialization. There can be no assurance that such products will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed.

     History of Operating Losses and Accumulated Deficit. The Company has been unprofitable since inception and expects to incur additional net losses over the next several years, if it is able to raise sufficient working capital to continue operations.

     Financing Requirements and Access to Capital Funding. The Company's cash resources at February 29, 1996 were approximately $825,000. Gross proceeds to the Company from its March 1996 private placement of debentures are $5.0 million, of which $2.5 million has been received. Receipt of the remaining $2.5 million is conditioned on approval by the Company's shareholders of the proposal to increase the number of authorized shares of the Company's Common Stock. The Company anticipates that its existing cash resources plus the additional $2.5 million yet to be received in this transaction will enable it to maintain its current and planned operations through September 1996. Although management continues to pursue additional funding arrangements, no assurance can be given that such financing will in fact be available to the Company. If the Company is unable to obtain financing on acceptable terms in order to maintain operations, it could be forced to curtail or discontinue its operations.

     No Commercial Manufacturing Experience. The Company has not yet commercially introduced any products. To be successful, the Company's products must be manufactured in commercial quantities, in compliance with regulatory requirements and at acceptable costs. Although the Company has produced its products in the laboratory and scaled its production process to pilot levels, production in commercial quantities will create technical as well as financial challenges for the Company. The Company's current facilities are not yet approved by the Food and Drug Administration ("FDA") for commercial production of its proposed products, and there can be no assurance that such approval will be obtained. In order to manufacture its products in commercial quantities, the Company will have to enhance its existing manufacturing facilities, which will require additional funds. The Company has no experience in large-scale manufacturing, and no assurance can be given that the Company will be able to make the transition to commercial production successfully.

     Lack of Marketing and Distribution Experience. Although the Company intends to market certain of its products through a direct sales force if and when regulatory approval is obtained, it currently has no marketing or sales staff. To the extent that the Company determines not to, or is unable to, arrange third-party distribution for its products, significant additional expenditures, management resources and time will be required to develop a sales force. There can be no assurance that the Company will be able to establish such a sales force or be successful in gaining market acceptance for its products.

     Third-Party Reimbursement. In both domestic and foreign markets, sales of the Company's proposed products will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's proposed products will be considered cost effective or that adequate third-party reimbursement will be available to enable ImmunoGen to maintain price levels sufficient to realize an appropriate return on its investments in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before any of the Company's proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for medical products and services.

     Technological Change and Competition. The biotechnology industry is subject to rapid and significant technological change. Competitors of the Company engaged in all areas of biotechnology in the United States and abroad are numerous and include major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any which have been or are being developed by the Company or which would render the Company's technology and products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, many of the Company's competitors have significantly greater experience than the Company in preclinical testing and human clinical trials of new or improved pharmaceutical products and in obtaining FDA and other regulatory approvals of products for use in health care. The Company has limited experience in conducting and managing preclinical and clinical testing necessary to obtain government approvals. Accordingly, the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited or no experience.

     Dependence on Others. The Company plans to conduct certain aspects of its future operations with third-party collaborators. While the Company believes its potential collaborators will have an economic motivation to succeed in performing their obligations under such arrangements, the amount and timing of funds and other resources to be devoted under such arrangements will be controlled by such other parties and would be subject to financial or other difficulties that may befall such other parties. Thus, no assurance can be given that the Company will generate any revenues from such arrangements. In addition, although the Company is currently exploring entry into such arrangements, no such arrangements have been concluded nor is there any assurance that any such arrangements will ever come into effect.

     The Company currently depends on a single supplier to produce required quantities of a certain antibody. There can be no assurance that this antibody will continue to be available from this supplier or, if not available, that the Company will be able to obtain this antibody from other sources at all or at acceptable cost or to manufacture sufficient supplies of this antibody on its own.

     Dependence on Key Personnel. The Company's success is dependent on certain key management and scientific personnel. Competition for qualified employees among biotechnology companies is intense, and the loss of key personnel, or the inability to attract and retain the additional, highly skilled employees required for the expansion of the Company's activities, could adversely affect its business.

     Patents and Proprietary Rights. The patent situation in the field of biotechnology generally is highly uncertain and involves complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Accordingly, there can be no assurance that patent applications relating to the Company's products or technology will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology.

     There has been significant litigation in the biotechnology industry regarding patent and other intellectual property rights and this litigation is likely to continue in the future. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's resources. Also, patents and applications owned or licensed by the Company may become the subject of interference proceedings in the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company, as well as a possible adverse decision as to priority of invention of the patent or patent application involved. An adverse decision in an interference proceeding may result in the Company's loss of rights under a patent or patent application subject to such a proceeding.

     In addition, companies may obtain patents claiming products or processes that are necessary for or useful to the development of the Company's products and bring legal actions against the Company claiming infringement and may seek to recover damages and to enjoin the Company from manufacturing and marketing the affected product or process. If any such actions are successful, in addition to any potential liability for damages, the Company may be required to obtain licenses from others to continue to develop, manufacture or market its products. There can be no assurance that the Company will prevail in any such action or that it will be able to obtain such licenses on commercially reasonable terms.

     The Company owns three issued patents. It has also applied for several patents. In addition, Dana-Farber has filed applications for a number of patents to which the Company has exclusive rights, and several of these have been issued as patents. There can be no assurance that any patent applications will issue as patents or that any issued patents will provide the Company with significant protection against competitors.

     In order to practice its antibody humanization technology using either Complementarity Determining Region ("CDR") grafting or resurfacing, the Company will need to obtain one or more licenses under patents issued to third parties. The Company understands that such licenses may be available on what it believes to be commercially acceptable terms. However, there can be no assurance that any such licenses will in fact be, or continue to be, available on commercially acceptable terms, if at all.

     The Company is aware that a patent has been issued to a third party in Europe which contains claims covering the Company's blocked ricin technology. The Company also is aware that patents have been issued in Australia and New Zealand, that a patent application has been filed in Canada, and the Company believes that a patent application has been filed in the United States, each of which may contain claims covering the Company's blocked ricin technology. The Company intends to oppose the European patent and will, as it deems appropriate, initiate revocation proceedings against the Australian and New Zealand patents and interference proceedings against the Canadian and United States applications, if such patents and applications are shown to cover the Company's blocked ricin technology. However, there can be no assurance that the Company will be successful in any opposition, revocation or interference proceeding. Moreover there can be no assurance that additional patents containing similar claims will not be issued in other jurisdictions. If the Company is not successful in invalidating or opposing such patents or otherwise avoiding infringement, its business may be materially adversely affected as a result of one or more of the adverse consequences described above.

     The Company also relies upon unpatented proprietary technology, and no assurance can be given that others will not duplicate or independently develop substantially equivalent technology, or otherwise gain access to the Company's proprietary technology or disclose such technology, or that the Company can meaningfully protect its rights in such unpatented proprietary technology.

     The Company's license agreement with Dana-Farber requires ImmunoGen to use all reasonable efforts, consistent with sound and reasonable business practices and judgment, to effect introduction of licensed products into the commercial market as soon as practicable. Failure to do so can result in the loss of the Company's exclusive rights to such licensed products.

     Government Regulation. The production and marketing of the Company's products and its ongoing research and development activities are subject to regulation by numerous governmental authorities in the United States and other countries. The rigorous preclinical and clinical testing requirements and regulatory approval processes typically take a number of years and require the expenditure of substantial resources. Delays in obtaining regulatory approvals would adversely affect the marketing of products developed by the Company and the Company's ability to receive product revenues or royalties. In light of the limited regulatory history of monoclonal antibody-based therapeutics, there can be no assurance that regulatory approvals for the Company's products will be obtained without lengthy delays, if at all. Moreover, the Company is, or may become, subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research work. In addition, the Company cannot predict the extent to which existing or proposed governmental regulations might have an adverse effect on the production and marketing of the Company's products.

     Proposed International Treaty. More than 150 nations, including the United States, are signatories to an international treaty restricting the manufacture and sale of chemical substances identified therein as components of chemical warfare. Ricin, a natural toxin obtained from a cultivated plant, is among the substances restricted pursuant to the proposed treaty. If the treaty is ratified by the United States, the Company's ability to obtain ricin could be affected, although the Company believes it could purchase adequate quantities within the United States and abroad to satisfy its needs.

     Product Liability Exposure. The use of the Company's product candidates during testing or after approval entails an inherent risk of adverse effects which could expose the Company to product liability claims. There can be no assurance that the Company would have sufficient resources to satisfy any liability resulting from these claims. The Company currently has limited product liability insurance for products in clinical testing. There can be no assurance that such coverage will be adequate in scope to protect the Company in the event of a successful product liability claim.

     Volatility of Stock Price. The market prices for securities of biotechnology companies have been volatile. The market price for the Company's Common Stock has fluctuated significantly since public trading commenced in 1989, and it is likely that the market price will continue to fluctuate in the future. Announcements of technological innovations or new commercial products by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, public concern as to the safety of biotechnology products and economic and other external factors, including the outbreak or material escalation of hostilities or other calamity or crisis, as well as period-to-period fluctuations in financial results, may have a significant impact on the Company's business and on the market price of the Common Stock. Sales of substantial amounts of the Common Stock in the public market may also have an adverse impact on the market price of the Common Stock.

     Absence of Dividends. The Company has not paid any cash dividends on its capital stock since inception. Furthermore, the Company does not anticipate paying cash dividends in the foreseeable future.

     Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market could have an adverse affect on the price of the Company's Common Stock. Approximately 14,103,133 million shares of Common Stock are currently freely tradeable on the open market. In addition, approximately 1,427,222 million shares are eligible for sale pursuant to Rule 144 of the Act. Also, there were a total of 1,174,424 options to purchase Common Stock outstanding as of March 31, 1996 pursuant to the Company's stock option plans and 951,025 of such options are currently vested and can be exercised at any time prior to their respective expiration dates. As of March 31, 1996, 26,738 shares of Common Stock were issuable upon the exercise of warrants issued in connection with a capital lease financing in March 1994 and 125,000 shares of Common Stock were issuable upon the exercise of warrants issued as finder's fees in connection with the March 25, 1996 issuance of a $2.5 million principal amount Debenture.

     The holders of approximately 1,345,740 shares of Common Stock (the "Registrable Securities") are entitled to certain rights to register such shares under the Securities Act of 1933, as amended, (the "Securities Act") for sale to the public. The holders of Registrable Securities include, among others, Aeneas Venture Corporation. Such holders have the right to require the Company, on not more than two occasions, whether or not the Company proposes to register any of its Common Stock for sale, to register all or part of their shares for sale to the public under the Securities Act, subject to certain conditions and limitations. In addition, holders of Registrable Securities may require the Company to register all or part of their shares on Form S-3 (or a successor short form or registration) if the Company then qualifies for use of such form, subject to certain conditions and limitations. The Registration Rights Agreement was amended on October 9, 1991 to limit the circumstances pursuant to which the registration rights granted thereunder may be transferred to third parties and to amend certain procedural requirements.

     Dilution. Dilution is likely to occur upon conversion of Debentures and the exercise of warrants issuable upon conversion and also upon the exercise of outstanding stock options and warrants. The Debentures can be converted into shares of the Company's Common Stock at any time. The price at which the Debentures will convert into Common Stock will be the lower of (i) the closing bid price for the Common Stock at the date the Debenture is sold (the "Closing Date Price") or (ii) the average of the closing bid price on the five days prior to conversion (the "Conversion Date Price"). If the conversion takes place 40 days or more after the sale of the first Debenture, the holder will have the option to convert at the Closing Date Price or 90% of the Conversion Date Price. If the conversion takes place more than 80 days after the sale of the first Debenture, the holder will have the option to convert at the Closing Date Price or 85% of the Conversion Date Price, and will receive warrants to purchase Common Stock for 50% of the number of shares issuable upon conversion of the Debenture. See "Shares Eligible for Future Sales".

                                  THE COMPANY

     ImmunoGen, Inc. ("ImmunoGen" or "the Company") develops pharmaceuticals, primarily for the treatment of cancer. The Company's products are "immunoconjugates," each comprising a potent effector molecule -- a proprietary toxin or drug -- coupled to a monoclonal antibody for delivery to and destruction of targeted cells. Through its subsidiary, Apoptosis Technology, Inc. ("ATI"), established in 1993, the Company is developing additional technology platforms, based on the regulation of cell proliferation and programmed cell death, or apoptosis, with which to identify therapeutic product candidates for the treatment of cancer and viral diseases.

     Since its inception, the Company has acquired significant expertise and proprietary know-how with regard to the development of immunoconjugates for the treatment of cancer. The key elements of the Company's proprietary position include its expertise in identifying and designing both potent effector molecules and specific targeting agents. Through its network of collaborators, advisors and consultants, the Company also has access to significant medical expertise with regard to the treatment of cancer.

     Through ATI, the Company has established collaborative ties with leading academic researchers in the area of apoptosis research and its applications to the treatment of cancer and viral diseases.

     The Company uses several different toxins and drugs in its immunoconjugates as effector molecules with which to destroy target cells. In each of the Company's first four products -- the Oncolysins -- a proprietary derivative of ricin, a powerful, naturally occurring plant toxin, is coupled to a targeting monoclonal antibody. In the Company's next group of products -- small-drug immunoconjugates -- potent small-molecule drugs are conjugated to humanized monoclonal antibodies. ATI is basing its proprietary technology portfolio on the development of molecular and cellular screening systems for the identification of leads for therapeutic product candidates.

     The Company began conducting clinical trials with the first of the Oncolysin products in 1988. That first product, Oncolysin B, is now being tested in lymphoma patients in a large-scale, randomized Phase III clinical study. The Company's small-drug immunoconjugates are in the research and preclinical phases of development: in April 1994, the Company successfully submitted an Investigational New Drug Application ("IND") with the U.S. Food and Drug Administration ("FDA") to begin human clinical testing of anti-B4-DC1, its first small-drug immunoconjugate.

     The Company's products will require significant additional investment and laboratory and clinical testing, and regulatory approvals. The Company is seeking to commercialize its products through collaborations with established pharmaceutical companies to support clinical testing and development and manufacturing and for product sales and marketing. The Company also may elect in the future to establish a specialized sales force in the United States and to serve international markets through foreign licensees. There can be no assurance, however, that the Company will be successful in attracting collaborative partners or in developing or commercializing its products.

     The Company's executive offices are located at 148 Sidney Street, Cambridge, Massachusetts 02139, and its telephone number is (617) 661-9312.

                              SELLING STOCKHOLDERS

     The shares offered hereby by the Selling Stockholders are issuable (a) upon conversion of the Company's convertible debentures (the "Debentures") issued to the Selling Stockholders in a private placement (the "Private Placement"), and
(b) upon conversion of common stock purchase warrants issuable upon conversion of the Debentures. The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock by the Selling
Stockholders as of March 25, 1996, as adjusted to reflect the sale of the Common
Stock offered hereby by each Selling Stockholder.

                                                SHARES                                SHARES
                                            OWNED PRIOR TO                          OWNED AFTER
                                              OFFERING(1)        NUMBER OF          OFFERING(2)
                                          -------------------   SHARES BEING   ---------------------
          SELLING STOCKHOLDER              NUMBER     PERCENT     OFFERED        NUMBER      PERCENT
          -------------------              -------    -------   ------------     ------      -------
Capital Ventures International..........  1,500,000     8.8%     1,500,000        --          --

- ---------------

  * Less than 1%.

(1) Based on 15,530,355 shares of Common Stock outstanding on March 25, 1996 (assuming the currently outstanding $2.5 million principal amount of Debentures are convertible into and the Warrants are exercisable into an aggregate of 1,500,000 shares of Common Stock, based on a closing sale price of the Common Stock of $2.50 per share on March 25, 1996.) The Debentures may be converted into shares of the Company's Common Stock at any time according to a predetermined formula providing for a discount from the market price of the Common Stock. If the conversion takes place after June 13, 1996, the Selling Stockholders will also receive warrants to purchase additional shares of Common Stock equal to one-half of the number of shares issued upon conversion of the Debentures. The warrants would be exercisable at $4.00 per share and expire five years after the date of conversion. If the Company's shareholders approve the proposal to increase the number of authorized shares of the Company's Common Stock, subject to certain conditions Capital Ventures International will be obligated to purchase another $2.5 million principal amount of Debentures.

(2) Assumes the sale of all shares offered hereby to unaffiliated third parties.

                              PLAN OF DISTRIBUTION

     The 3,900,000 shares of Common Stock of the Company offered hereby may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on one or more exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The methods by which the Shares may be sold may include, but not be limited to, the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; (f) short sales; and (g) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the 1933 Act.

     The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the shares being offered hereunder until the earlier of the date upon which all of the shares of Common Stock offered hereby have been sold or the date on which the shares of Common Stock offered hereby, in the opinion of counsel, may be immediately sold by the Selling Stockholder without registration.

     The Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the 1933 Act. There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereunder. The Selling Stockholders have agreed not to sell a number of shares of Common Stock in excess of the greater of (i) 20% of the weekly volume (based on volume for the previous week) in any five trading day period and (ii) on any given day, 20% of the volume on that day.

     All proceeds from any such sales will be the property of the Selling Stockholders who will bear the expense of underwriting discounts and selling commissions, if any, and their own legal fees in excess of an aggregate of $10,000 which the Company has agreed to pay in connection with the Private Placement and this registration.

                            LEGALITY OF COMMON STOCK

     The validity of the shares of Common Stock hereby is being passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 have been so incorporated in reliance on the report (which includes an explanatory paragraph concerning uncertainties surrounding the Company's ability to continue as a going concern) of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 (File No. 0-17999).

          (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1995 and December 31, 1995.

          (c) The Company's Current Report on Form 8-K for the August 17, 1995 event.

          (d) The Company's Current Report on Form 8-K for the March 21, 1996 event.

          (e) The description of the Company's capital stock contained in the Company's registration statement on Form 8-A under the 1934 Act (File No. 0-17999), including amendments or reports filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the SEC registration fee and the Nasdaq listing fee, the amounts stated are estimates.

     SEC Registration Fee...................................................  $ 3,530.17
     Legal Fees and Expenses................................................    5,000.00
     Accounting Fees and Expenses...........................................    2,000.00
     Miscellaneous..........................................................   15,000.00
                                                                              ----------
          TOTAL.............................................................  $25,530.17
                                                                              ==========

     The Selling Stockholders will bear the expense of their own legal counsel in excess of an aggregate of $10,000 which the Company has agreed to pay in connection with the Private Placement and this registration, and miscellaneous fees and expenses, if any.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 6(d) of the Registrant's Restated Articles of Organization provides as follows:

          "(d) The liability of the Directors of the Corporation shall be limited to the fullest extent permitted by Section 13(b)(1 1/2) of the Massachusetts Business Corporation Law."

          Section 6.6 of the Registrant's By-Laws provides as follows:

          "Section 6.6 Indemnification of Officers, Directors, and Members of the Scientific Advisory Board. The corporation shall indemnify and hold harmless each person, now or hereafter an officer or Director of the corporation, or a member of the Scientific Advisory Board, from and against any and all claims and liabilities to which he may be or become subject by reason of his being or having been an officer, Director of member of the Scientific Advisory Board of the corporation or by reason of his alleged acts or omissions as an officer, Director or member of the Scientific Advisory Board of the corporation, and shall indemnify and reimburse each such officer, Director and member of the Scientific Advisory Board against and for any and all legal and other expenses reasonably incurred by him in connection with any such claims and liabilities, actual or threatened, whether or not at or prior to the time which so indemnified, held harmless and reimbursed he has ceased to be an officer, Director or member of the Scientific Advisory Board of the corporation, except with respect to any matter as to which such officer, Director or member of the Scientific Advisory Board of the corporation shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation; provided, however, that prior to such final adjudication the corporation may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment or both appears, in the judgment of a majority of those members of the Board of Directors who are not involved in such matters, to be for the best interest of the corporation as evidenced by a resolution to that effect adopted after receipt by the corporation of a written opinion of counsel for the corporation, that, based on the facts available to such counsel, such officer, Director or member of the Scientific Advisory Board of the corporation has not been guilty of acting in a manner that would prohibit indemnification.

          Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated not to be entitled to indemnification under this section.

          The corporation shall similarly indemnify and hold harmless persons who serve at its express written request as directors or officers of another organization in which the corporation owns shares or of which it is a creditor.

          The right of indemnification herein provided shall be in addition to and not exclusive of any other rights to which any officer, Director or member of the Scientific Advisory Board of the corporation, or any such persons who serve at its request as aforesaid, may otherwise be lawfully entitled. As used in this Section, the terms "officer," "Director," and "member of the Scientific Advisory Board" include their respective heirs, executors, and administrators.

     In addition, the Registration Rights Agreement, filed as Exhibit 99.2 hereto, contains provisions for indemnification by the Selling Shareholders of the Registrant and its officers, directors, and controlling persons against certain liabilities under the Securities Act.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER                                         DESCRIPTION
- -------                                        -----------
   4.1      Article 4 of the Restated Articles of Organization of the Registrant previously filed as Exhibit No. 3.1 to the Registrant's Registration Statement on Form S-1,
            File No. 33-38883, and incorporated herein by reference

   4.2      Form of Common Stock Certificate previously filed as Exhibit No. 4.2 to the
            Registrant's Registration Statement on Form S-1, File No. 33-31219, and
            incorporated herein by reference

     5      Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered

  23.1      Consent of Coopers & Lybrand L.L.P.

  23.2      Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in
            Exhibit 5)

    24      Power of Attorney (filed in Part II of this Registration Statement)

  99.1      Securities Purchase Agreement, including the Form of Convertible Debenture and the
            Form of Stock Purchase Warrant, dated as of March 15, 1996 by and among the
            Registrant and Capital Ventures International (previously filed as Exhibit 99.2 to the Registrant's Current Report on Form 8-K for the March 21, 1996 event, and incorporated herein by reference)

  99.2      Registration Rights Agreement dated as of March 15, 1996 by and among the
            Registrant and Capital Ventures International (previously filed as Exhibit 99.3 to the Registrant's Current Report on Form 8-K for the March 21, 1996 event, and incorporated herein by reference)

  99.3      Letter Agreement dated as of March 21, 1996 by and among the Registrant and
            Capital Ventures International regarding the Securities Purchase Agreement dated as of March 15, 1996 (filed as Exhibit 99.2 hereto) (previously filed Exhibit 99.4 to the Registrant's Current Report on Form 8-K for the March 21, 1996 event, and incorporated herein by reference)

ITEM 17.  UNDERTAKINGS.

  A.  Rule 415 Offering

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B.  Filings Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts on April 11, 1996.

                                            IMMUNOGEN, INC.

                                                     /S/ MITCHEL SAYARE
                                            By:.................................
                                                       MITCHEL SAYARE
                                                 CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchel Sayare and Frank J. Pocher, or any of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                               TITLE                      DATE
                ---------                               -----                      ----
            /S/ MITCHEL SAYARE              Chairman of the Board of           April 11, 1996
 ........................................     Directors (principal
              MITCHEL SAYARE                  executive officer)

           /S/ FRANK J. POCHER              Vice President, Chief              April 11, 1996
 ........................................     Financial Officer, Treasurer
             FRANK J. POCHER                  and Director (principal
                                              financial officer and
                                              principal accounting
                                              officer)

          /S/ WALTER A. BLATTLER            Senior Vice President,             April 11, 1996
 ........................................     Research and Director
            WALTER A. BLATTLER

           /S/ MICHAEL EISENSON             Director                           April 11, 1996
 ........................................
             MICHAEL EISENSON

           /S/ STUART F. FEINER             Director                           April 11, 1996
 ........................................
             STUART F. FEINER

          /S/ DONALD E. O'NEILL             Director                           April 11, 1996
 ........................................
            DONALD E. O'NEILL

                                IMMUNOGEN, INC.

                          INDEX TO EXHIBITS FILED WITH
                        FORMS S-3 REGISTRATION STATEMENT

EXHIBIT
NUMBER                                    DESCRIPTION
- -------                                   -----------
   4.1      Article 4 of the Restated Articles of Organization of the Registrant
            previously filed as Exhibit No. 3.1 to the Registrant's Registration
            Statement on Form S-1, File No. 33-38883, and incorporated herein by reference..............................................................

   4.2      Form of Common Stock Certificate previously filed as Exhibit No. 4.2 to the Registrant's Registration Statement on Form S-1, File No. 33-31219,
            and incorporated herein by reference...................................

     5      Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of the securities being registered.............

  23.1      Consent of Coopers & Lybrand L.L.P. ...................................

  23.2      Consent of Counsel (included in Exhibit 5).............................

    24      Power of Attorney to file future amendments (Filed in Part II of this
            Registration Statement)................................................

  99.1      Securities Purchase Agreement, including the Form of Convertible
            Debenture and the Form of Stock Purchase Warrant, dated as of March 15,
            1996 by and among the Registrant and Capital Ventures International
            (previously filed as Exhibit 99.3 to the Registrant's Current Report on
            Form 8-K for the March 25, 1996 event, and incorporated herein by reference).............................................................

  99.2      Registration Rights Agreement dated as of March 15, 1996 by and among the Registrant and Capital Ventures International (previously filed as
            Exhibit 99.4 to the Registrant's Current Report on Form 8-K for the
            March 25, 1996 event, and incorporated herein by reference)............

  99.3      Letter Agreement dated as of March 21, 1996 by and among the Registrant and Capital Ventures International regarding the Securities Purchase
            Agreement dated as of March 15, 1996 (filed as Exhibit 99.2 hereto)
            (previously filed as Exhibit to the Registrant's Current Report on Form
            8-K for the March 21, 1996 event, and incorporated herein by reference).............................................................